UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

DIVERSIFIED HEALTHCARE TRUST
(Name of Registrant as Specified In Its Charter)

FLAT FOOTED, LLC MARC ANDERSEN
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Flat Footed LLC, a Delaware limited liability company (“Flat Footed”), together with the other participant named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at the special meeting of shareholders (the “Special Meeting”) of Diversified Healthcare Trust, a Maryland corporation (the “Company”).

Item 1: On August 21, 2023, Flat Footed issued the following press release:

All Three Leading Independent Proxy Advisory Firms Recommend Shareholders of Diversified Healthcare Trust Vote AGAINST the Proposed Merger with Office Properties Income Trust

ISS, Glass Lewis, and Egan-Jones Have Concluded the Proposed Merger Does Not Represent the Best Path Forward for DHC Shareholders

Egan-Jones Agrees There are Superior Alternatives for Maximizing Shareholder Value and Addressing the Company’s Near-Term Debt

Visit www.SaveDHC.com to Obtain Information on How to Vote AGAINST the Deal on the GOLD Proxy Card Ahead of the August 30th Special Meeting

WILSON, Wyo.--(BUSINESS WIRE)--Flat Footed LLC (together with its affiliates, “FFL” or “we”), a top shareholder of Diversified Healthcare Trust (Nasdaq: DHC) (“DHC” or the “Company”) and the owner of approximately 9.8% of the Company’s outstanding common shares, today announced that all three independent proxy advisory firms – Institutional Shareholder Services Inc. (“ISS”), Glass, Lewis & Co. (“Glass Lewis”), and Egan-Jones Ratings Company (“Egan-Jones”) – have now recommended that DHC shareholders vote AGAINST the proposed merger with Office Properties Income Trust (Nasdaq: OPI) (“OPI”) at the Company’s upcoming Special Meeting of Shareholders (the “Special Meeting”) on August 30, 2023.

Marc Andersen, Managing Member of FFL, commented:

“The unanimous recommendations from all three proxy advisory firms to vote AGAINST the DHC-OPI deal confirm that there are many viable alternatives for the Company and its shareholders. As a significant investor in DHC, we want to support the Board of Trustees in exploring superior paths that would benefit all stakeholders, including moderating capital expenditures, targeted asset sales, and pursuing non-dilutive financing options. That is why we continue to believe voting down this deal is the best first step, as it will allow DHC to focus on the full potential of its valuable senior housing operating portfolio to create long-term value for shareholders.”

In its recently issued report, Egan-Jones highlighted its rationale for recommending shareholders vote AGAINST the proposed merger:1

•	“We believe that the proposed transaction with OPI is not the best available strategic alternative to maximize shareholder value and address its debt.”

1 Permission to quote Egan-Jones was neither sought nor obtained. Emphases added.

•	“The inadequacy of the merger consideration clearly depicts the lack of alignment of the Board and management’s interests with those of the shareholders.”

•	“The absence of a strategic process, lack of synergies and dubious rationale that favor RMR instead of DHC shareholders […] delineate that the proposed transaction is self-serving to the personal motives of RMR and Mr. Portnoy.”

•	“Given DHC’s SHOP assets, we believe that the Company is poised for a sizable rebound in the next two years. We also believe that the potential of DHC’s SHOP assets was completely overlooked in determining the true value of its stock price.”

In its recommendation AGAINST the deal, ISS noted the flawed rationale, lack of process, and remarkable “take-under” consideration:2

•	“As of Aug. 2, 2023, the value of the merger consideration represents a take-under at a meaningful 53.7 percent discount to DHC’s closing price.”

•	“[…] the company could potentially pay off all of its outstanding unsecured debt, with a sizeable amount of assets remaining at a value well above the company's current trading price and the merger consideration […] shareholders may question why they should support a merger at such a depressed valuation to the company's stated asset value.”

•	“[…] the lack of a competitive sales process or evidence that the company exhausted all refinancing opportunities, coupled with the inherent conflicts of interest with OPI and RMR, make it difficult for shareholders to believe that the proposed merger is in fact the best option.”

Glass Lewis also recommended shareholders vote AGAINST the deal in its report that noted:3

•	“[…] concerns with the current transaction, including a limited and questionably structured process, a dubious structural rationale and what appear to be markedly unfavorable terms for DHC shareholders.”

•	“We believe investors should readily question the board’s apparent disinclination to firmly eliminate prospective conflicts of interest, real or perceived, in connection with a related party transaction involving another entity managed by RMR […]”

•	“[…] the underlying industrial logic appears deeply flawed, with few obvious synergies between DHC’s senior housing portfolio and OPI’s existing office property exposure. The lack of a compelling structural fit is demonstrated […]”

***

2 Permission to quote ISS was neither sought nor obtained. Emphases added.

3 Permission to quote Glass Lewis was neither sought nor obtained. Emphases added.

Visit www.SaveDHC.com to Download FFL’s Investor Presentation and to Obtain Information on How to Vote the GOLD Proxy Card AGAINST ALL of DHC’s Proposals at the Upcoming Special Meeting.

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About Flat Footed

Flat Footed LLC is a special situation, value-oriented investment management firm focused on leveraged, asset-heavy companies with complex capital structures. The Flat Footed LLC team has cumulatively managed $2.8 billion since founding their first fund together in 1999. For more information, visit www.flatfootedllc.com.

Contacts

Flat Footed LLC

ir@flatfootedllc.com

Okapi Partners LLC

Mark Harnett

(212) 297-0720

mharnett@okapipartners.com

or

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

FFL@longacresquare.com

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Item 2: Also on August 21, 2023, Flat Footed posted the following materials to www.SaveDHC.com: